Securities and Exchange Commission
450 5th Street
Washington, DC 20549

We have read and agree with the comments in Item 4.01 of Form 8-K of Interplay Entertainment Corporation dated March 16, 2012. We have not had any contact with the Company since June 2011 and the Company has suspended filing its reports on forms 10Q and 10K.

Farber Hass Hurley LLP

Granada Hills, California
March 23, 2012